UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018

Commission File Number 001-31921

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	36-3972986 (I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices, zip code and telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2018, Compass Minerals International, Inc. (the “Company”) and Steven N. Berger agreed that he would no longer serve as Senior Vice President, Corporate Services, effective November 1, 2018 (the “Termination Date”). In this role, Mr. Berger has been responsible for corporate services, which includes human resources, information technology, corporate affairs and facilities. These responsibilities will be reallocated to other members of the Company’s senior management team as part of the Company’s ongoing efforts to streamline its business.

The Company and Mr. Berger have entered into a separation letter agreement (the “Separation Agreement”), which provides for a severance payment of $603,998 to be paid following the Termination Date as well as continuation of benefits and outplacement services that are customary for executive officers, subject to Mr. Berger entering into a release and waiver of claims. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Separation Letter Agreement, dated September 14, 2018, between Compass Minerals International, Inc. and Steven N. Berger

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date: September 17, 2018	By:	/s/ James D. Standen
Name: James D. Standen
Title: Chief Financial Officer